THOROUGHBRED INTERESTS, INC.

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF A SERIES OF PREFERRED STOCK BY RESOLUTION
OF THE BOARD OF DIRECTORS PROVIDING FOR AN
ISSUE OF 100,000 SHARES OF CLASS B PREFERRED
STOCK, $0.01 PAR VALUE, DESIGNATED
AS THE “CLASS B PREFERRED STOCK”

        On November 21, 2003, in a special meeting of the Board of Directors, notice of which has been waived, and pursuant to NRS 78.1955, the following resolution was adopted:

        RESOLVED, that, pursuant to Article Three of the Certificate of Incorporation (which authorizes 10,000,000 shares of Preferred Stock, $0.01 par value), the Board of Directors hereby fixes the designation and preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions of a series of 100,000 shares of Class B Preferred Stock referred to herein as the “Class B Preferred Stock.”

        RESOLVED, that each share of the Class B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

              1.       Number of Shares. The number of shares constituting the Class B Preferred Stock shall be and the same is hereby fixed at 100,000.

              2.       Stated Value. The amount to be represented in stated value at all times for each share of the Class B Preferred Stock shall be its par value of $.001 per share.

              3.       Rank. The Class B Preferred Stock shall, with respect to rights on liquidation, rank equivalent to all classes of the common stock, $0.001 par value per share (collectively, the “Common Stock” or “Common Shares”), of the Corporation.

              4.       Dividends. The holders of outstanding Class B Preferred Stock shall not be entitled to participate in any dividends declared on the Corporation’s common stock.

              5.       Redemption. Shares of Class B Preferred Stock may not be redeemed by the Corporation absent the unanimous consent of the holders thereof.

              6.       Voting Rights. The holders of the Class B Preferred Stock shall vote on all matters with the holders of the Common Stock (and not as a separate class) on a one thousand votes per share (1,000:1) basis. The holders of the Class B Preferred Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

        IN WITNESS WHEREOF, said THOROUGHBRED INTERESTS, INC. has caused this Certificate of Designation to be signed by its Chairman of the Board & Secretary this 25th day of November, 2003.

THOROUGHBRED INTERESTS, INC.

By:	/s/ James Tilton
James Tilton Chairman of the Board

CORPORATE SEAL